INDEPENDENT AUDITORS’ CONSENT	EXHIBIT 23

We consent to the incorporation by reference in Registration Statements Nos. 33-53953, 33-32740, 33-35525, 33-47828, 33-63398, 33-59701, 333-27621, 333-27623 and 333-40767 of The E. W. Scripps Company and subsidiary companies on Form S-8 and Registration Statement Nos. 33-36641 and 333-100390 of The E. W. Scripps Company and subsidiary companies on Form S-3 of our report dated March 3, 2004, appearing in this Annual Report on Form 10-K of The E. W. Scripps Company and subsidiary companies for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 10, 2004

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